Exhibit 10.1

June 18, 2024

Corvex Management LP
667 Madison Avenue
New York, New York 10065
Attn:  Keith Meister

Ladies and Gentlemen:

Vestis Corporation (the “Company”), on the one hand, and Keith A. Meister and Corvex Management LP (“Corvex,” and together with Mr. Meister, the “Corvex Group”), on the other hand, have mutually agreed to the terms contained in this letter (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company, Mr. Meister and Corvex as a “Party” and, collectively, as the “Parties.”

1.	Standstill.

(a)    From the date hereof until the Expiration Date (as defined below) (the “Standstill Period”):

None of the members of the Corvex Group or any controlled Affiliate or controlled Associate of any member of the Corvex Group (such controlled Associates and controlled Affiliates, collectively and individually, the “Investor Affiliates”) shall (For purposes of this Letter Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”)  under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (provided, however, that for purposes of this Letter Agreement, the members of the Corvex Group and their Affiliates and Associates, on the one hand, and the Company and its Affiliates and Associates, on the other hand, shall not be deemed to be “Affiliates” or “Associates”, as applicable, of one another; provided, further, that clients and portfolio companies of clients or affiliated funds shall only be deemed to be “controlled” to the extent that the Corvex Group has control over the voting or dispositive decisions of such client account or portfolio company such that the Corvex Group would have direct or indirect beneficial ownership over any securities held by such client account or portfolio company under Regulation 13D-G under the Exchange Act) and the term “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature):

(i)    solicit proxies or written consents of stockholders with respect to, or from the holders of, shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) or any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for, Common Stock or such other securities (collectively, “Voting Securities”), or make, or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Letter Agreement), any solicitation (within the meaning of Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of any proxy, consent or other authority to vote any Voting Securities with respect to any matter, otherwise conduct any nonbinding referendum with respect to the Company, or become a participant in, support or encourage, or seek to advise, assist or influence any person or entity in, any solicitation with respect to the Company not approved and recommended by the board of directors of the Company (“Board”), including relating to the removal or the election of directors, other than solicitations or acting as a participant in support of all of the Company’s nominees;

(ii)    except as expressly permitted by Section 2 of this Letter Agreement, make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure through social media or to any journalist, member of the media or securities analyst) (x) in support of any action described in clauses (i) above, or (y) negatively commenting upon or disparaging the Company, including the Company’s corporate strategy, business, corporate activities, Board or management or any person who has served as a director or member of management of the Company in the past in their capacity as such (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices); and

(iii)    acquire, agree or seek to acquire, by purchase or otherwise, or make any proposal or offer to acquire, or announce any intention to acquire, directly or indirectly, beneficially or otherwise, any Voting Securities or any property, asset or business of the Company (other than securities issued pursuant to a plan established by the Board for members of the Board or a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Corvex Group and any Investor Affiliates on the date of this Letter Agreement) if, immediately after such acquisition, the members of the Corvex Group and any Investor Affiliates, collectively, would, in the aggregate, “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act more than 15.0%, or have economic exposure to more than 17.0%, of the outstanding shares of any class of Voting Securities (provided, that any Voting Securities beneficially owned by the Corvex Group or any Investor Affiliates that are convertible into, or exercisable or exchangeable for, Common Stock or any other class of securities of the Company entitled to vote in the election of directors of the Company shall be treated on an as-converted basis).

(b)    Keith A. Meister and Corvex agree that if the members of the Corvex Group (including for this purpose any funds and accounts with respect to which (A) one (1) or more members of the Corvex Group are the only general partners or managing members or act as the only investment managers and (B) voting power or investment power (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act are not delegated to or shared with any person or entity other than a member of the Corvex Group or any of its controlled Affiliates) collectively do not hold at least 8,503,939 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) (the “Corvex Group Minimum Ownership Requirement”) (and the Corvex Group shall contemporaneously notify the Company at such time as the Corvex Group Minimum Ownership Requirement is no longer met), then within two business days from such time the Corvex Group Minimum Ownership Requirement is not met, Mr. Meister shall tender his resignation as a director to the Board, and the Nominating, Governance and Corporate Responsibility Committee of the Board (the “Governance Committee”) shall make a recommendation to the Board as to whether to accept or reject the tendered resignation. Mr. Meister shall not participate in the recommendation of the Governance Committee or the decision of the Board with respect to his resignation.

2.    Press Release. The Parties agree that the Company will issue the press release attached to this Letter Agreement as Exhibit A promptly (and in no event later than June 20, 2024) following the execution and delivery of this Letter Agreement by the Parties.

3.    Termination. This Letter Agreement shall terminate on the date that Keith A. Meister is no longer serving as a director of the Board (the “Expiration Date”).

4.    Policies and Indemnification. The Corvex Group acknowledges that Keith A. Meister has received copies of  all Company policies and guidelines applicable generally to directors serving on the Board in their individual capacity in effect on the date hereof (the “Policies”) and Mr. Meister shall provide to the Company such certifications or acknowledgments in respect of Mr. Meister’s compliance with the Policies as the Company may from time to time require from each of the other directors serving on the Board.

Except as may be subsequently waived by Corvex or Mr. Meister in writing, Mr. Meister shall, in his capacity serving as a director of the Board, have the same rights and benefits, including with respect to insurance, indemnification, compensation, expense reimbursement, and fees, as are applicable to all Independent (as defined below) directors of the Board, in each case subject to this Letter Agreement. Notwithstanding the foregoing, the Company hereby acknowledges that Keith A. Meister (the “Indemnitee”) may have certain rights to other indemnification, advancement of expenses and/or insurance from sources related to or retained by the Corvex Group (collectively, the “Other Indemnitors”). Notwithstanding any provision in the indemnity agreement between the Company and the Indemnitee, the Company hereby agrees that, to the extent permitted under applicable law, (i) solely to the extent the Indemnitee is entitled to the advancement of expenses or to indemnification pursuant to the Company’s certificate of incorporation, Bylaws, insurance policies (including directors’ and officers’ insurance policies), or any other written agreement between the Company and an Indemnitee (“Valid Indemnification”), the Company is the indemnitor of first resort (i.e., its obligations to so advance expenses or provide indemnification to the Indemnitee are primary and any obligation of the Other Indemnitors to so advance expenses or provide indemnification is secondary), and (ii) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of such Valid Indemnification regardless of whether Indemnitee has actually received indemnification, advancement of expenses and/or insurance from the Company under this Letter Agreement, the Company’s organizational documents or insurance or otherwise. Notwithstanding any termination of this Letter Agreement (including pursuant to Section 3) or anything to the contrary herein, no termination shall relieve the Company of its obligations with respect to indemnification and no subrogation pursuant to this Section 4, which obligations shall survive termination of this Letter Agreement. Notwithstanding anything to the contrary in this this Letter Agreement, this paragraph shall be for the benefit of and may be enforced by the Corvex Group.

5.    Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

6.    Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are not an adequate remedy for such a breach. Accordingly, the Parties hereby agree that in the event of any breach or threatened breach by one of the Parties of any of its respective covenants or obligations set forth in this Letter Agreement, the other Party shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Letter Agreement and to specifically enforce the terms and provisions of this Letter Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Letter Agreement. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Letter Agreement by such Party, and to specifically enforce the terms and provisions of this Letter Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Letter Agreement; provided, however, that nothing in this Letter Agreement shall prevent a Party from raising equitable defenses in any such proceeding. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms of this Letter Agreement by way of equitable relief.

7.    Applicable Law and Jurisdiction. This Letter Agreement will be governed by, and enforced in accordance with, the laws of the State of Delaware without reference to conflicts of laws principles. Each of the Parties irrevocably agrees that any legal action or proceeding based on or arising out of this Letter Agreement will be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any appropriate state or federal court within the State of Delaware. Each of the Parties irrevocably waives the right to trial by jury in any such action or proceeding. Each of the Parties hereby irrevocably submits to the personal jurisdiction of the aforesaid courts for purposes of any legal action or proceeding based on or arising out of this Letter Agreement, and irrevocably waives any argument that such courts are an inconvenient or improper forum for any such action or proceeding. Each Party consents to service of process by a reputable overnight delivery service, signature requested, to the address of such Party's principal place of business or as otherwise provided by applicable law.

8.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing (including electronic format) and shall be deemed validly given, made or served, if (i) given by email, when such email is transmitted to the email address set forth below and the appropriate confirmation is received or (ii) if given by any other means, when actually received during normal business hours at the address set forth below:

If to the Corvex Group, to:

Corvex Management LP
667 Madison Avenue
New York, NY 10065
Attention:  Keith A. Meister and Patrick J. Dooley
Email:  KMeister@corvexcap.com / PDooley@corvexcap.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:  Doug Rappaport and Jason Koenig
Email:  drappaport@akingump.com / jkoenig@akingump.com

If to the Company, to:

Vestis Corporation
500 Colonial Center Parkway, Suite 140
Roswell, Georgia 30076
Attention:  Timothy R. Donovan and Edward A. Friedler
Email:  tim.donovan@vestis.com / ed.friedler@vestis.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th St. NW
Washington, DC 20004
Attention:  John B. Beckman and Rupa R. Briggs
Email:  john.beckman@hoganlovells.com / rupa.briggs@hoganlovells.com

9.    Entire Agreement; Amendment. This Letter Agreement contain the entire understanding of the Parties with respect to the subject matter hereof or thereof. Any previous agreements among the Parties relating to the specific subject matter hereof are superseded by this Letter Agreement. Neither this Letter Agreement nor any provision hereof (including this Section 9) may be amended, changed or waived except by a written instrument signed by the party against whom enforcement of any such amendment, change or waiver is sought, which shall be effective only to the extent specifically set forth in such written instrument.

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

VESTIS CORPORATION

By:	/s/ Kim T. Scott
Name:	Kim T. Scott
Title:	President & Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

CORVEX MANAGEMENT LP

By: /s/ Keith A. Meister
Name: Keith A. Meister
Title: Managing Partner

/s/ Keith A. Meister
Keith A. Meister

EXHIBIT A

PRESS RELEASE